Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

Principal-Increasing Callable Notes Due 2037

Final Term Sheet

July 23, 2007

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA (Moody’s/S&P)

Offering:	Principal-Increasing Callable Notes Due 2037

Sole Underwriter:	Citigroup Global Markets Inc.

Principal Amount Issued:	US $25,000,000

Pricing Date:	July 23, 2007

Issue Date:	August 6, 2007

Maturity Date:	August 6, 2037

Issue Price:	100% of the principal amount.

Interest Rate:	For years 1 though 25: 7.10% per annum, payable in 1) cash, or 2) Accreted Principal, as defined below, at the Issuer’s option For years 26 through 30: 7.10% per annum, payable in cash

Interest Calculation Period:	Each annual period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date

Interest Payment Date:	Annually on the 6th of each August beginning on August 6, 2008 and ending on the Maturity Date

Issuer’s Option to Increase Principal Amount in Lieu of Payment of Interest:	On any Interest Payment Date from and including August 6, 2008 to and including August 6, 2032, in lieu of paying accrued interest in respect of the Interest Period ended that Interest Payment Date, the Issuer may elect to increase the principal amount of the notes by the amount of the accrued interest in respect of such Interest Period otherwise due and payable on such Interest Payment Date (such amount, “Accreted Principal”). For all Interest Periods commencing on or after any such election, the principal amount of the notes upon which interest shall accrue shall include the amount of such Accreted Principal.

Notice of Payment of Interest:	Not less than 10 calendar days

Day Count:	30/360 Unadjusted

Payment at Maturity:	At the Maturity Date, subject to any prior redemption, the Issuer will pay to holders the then outstanding principal amount (including all Accreted Principal, if any) of the notes

Early Redemption:	Callable, in whole and not in part, by the Issuer on any Interest Payment Date on or after August 6, 2012

Redemption Price:	100% of the then outstanding principal amount (including all Accreted Principal, if any), plus any accrued and unpaid interest

Notice of Redemption:	Not less than 10 Calendar Days

Business Day:	New York and London Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products Inc.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Principal-Increasing Callable Notes Due 2037

Final Term Sheet

July 23, 2007

Fees and Conflicts:	Citibank, N.A. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of other instruments, such as options, swaps or futures, based upon U.S. interest rate levels by one or more of its affiliates. Each of
Citigroup Funding’s or its affiliates’ hedging activities and Citibank’s role as the Calculation Agent for the Notes may result in a conflict of interest.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00. (Minimum initial investment amount is $10,000.)

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0DN6

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.